UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 13, 2014

(Date of earliest event reported)

Legend Oil and Gas, Ltd.

(Exact Name of Registrant as Specified in Charter)

Colorado	000-49752	84-1570556
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Northpoint Center East, Suite 400 Alpharetta, GA	30022
(Address of Principal Executive Offices)	Zip Code

(678) 595-6243

(Registrant’s telephone number, including area code)

(Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The disclosure below under Item 3.02 is incorporated by reference into this Item 1.01.

Item 2.02 Results of Operations and Financial Conditions

On November 19, 2014, the Company issued a press release with respect to its results of operations and financial condition for the third fiscal quarter ending September 30, 2014. The press release is attached hereto as Exhibit 99.1

Item 3.02 Unregistered Sale of Equity Securities

On November 13, 2014, the Company and Hillair Capital Investments, L.P. (“Hillair”) entered into a debt and warrant restructuring. All existing debt outstanding and owned by Hillair, as described in prior Current Reports on Form 8-K has been restructured and consolidated into one new debenture. All conversion and amortization features have been removed, resulting in a new, single senior secured debenture, with a total amount due Hillair of $6 million plus annual interest of 8.5% due and payable in one payment on March 1, 2016. Further, in exchange for the 600,000,000 warrants to purchase shares of the Company’s common stock currently held by Hillair, Hillair purchased 600 shares of convertible preferred stock with a value $1,000 each for a total purchase price of $600,000. This convertible, perpetual preferred stock has a 0% dividend rate, is classified as equity, and is in exchange for any and all outstanding warrants and conversion features included in prior debentures. The shares of preferred stock are convertible into 600 million shares of the Company¹s common stock at $0.001 per share.

These transactions are exempt from registration subject to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibits

4.1	8.5% Senior Secured Debenture Due March April 1, 2016

4.2	Certificate of Designation of Preferences, rights and Limitations of Series A Convertible Preferred Stock

10.1	Securities Purchase and Exchange Agreement dated November 13, 2014

99.1	Press Release dated November 19, 2014

SIGNATURES

Pursuant to the requirements of the securities exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Legend Oil and Gas, Ltd.

Date: November 19, 2014	By:	/s/ Warren S. Binderman
Warren S. Binderman
Chief Financial Officer